Exhibit 99.1

HERCULES REPORTS FIRST QUARTER

2005 RESULTS

WILMINGTON, DE, APRIL 28, 2005 . . . Hercules Incorporated (NYSE: HPC) today reported net income for the quarter ended March 31, 2005 of $4.9 million, or $0.04 per diluted share.  This compares with a net income of $26.3 million, or $0.24 per diluted share, for the same period of 2004, which included a $26 million after-tax gain on the sale of the Company’s minority interest in CP Kelco ApS.  First quarter 2005 net income included charges for legal accruals, debt repurchases, accelerated vesting of stock compensation, and severance and restructuring costs as noted in Table 2.

Earnings from ongoing operations(1) for the first quarter of 2005 were $20.5 million or $0.19 per diluted share.  This compares to earnings of $15.7 million or $0.15 per diluted share in the first quarter of 2004 (please refer to Table 2 for a reconciliation of earnings from ongoing operations to reported net income).

Reported earnings for the quarter reflected a tax benefit of $6.9 million primarily related to the settlement of certain prior years’ tax returns.  The Company now believes that its underlying structural effective tax rate (“Ongoing Effective Tax Rate” or “OETR”) approximates 31% versus a previously estimated combined federal statutory rate and state effective rate of 36% in 2004.  The decrease in the OETR reflects the combination of the 10-year Foreign Tax Credit (FTC) carry-forward provided in the American Jobs Creation Act of 2004 coupled with structural changes to the Company’s tax profile which, when fully implemented, should allow the Company to fully utilize its available FTCs and decrease state income taxes.  Both the actual effective tax rate and the OETR could vary in future periods reflecting changes to the source and composition of the Company’s worldwide earnings.

Net sales in the first quarter 2005 were $505.1 million, an increase of 6% from the same period last year.  Compared with the first quarter of 2004, the sales increase was driven by favorable impacts of 4% from increased pricing, 3% from rate of exchange and 1% from volume, offset in part by an unfavorable impact of 2% from product mix.

First quarter 2005 net sales, as compared to the same period in 2004, increased in all regions of the world except Latin America.  Net sales increased 8% in North America, 4% in Europe, and 12% in Asia Pacific.  Latin America was flat compared to last year.  Excluding the impact of the stronger Euro, Europe sales were down 2% from the first quarter of 2004.

Reported profit from operations in the first quarter of 2005 was $41.4 million, compared with $46.6 million for the same period in 2004.  Profit from ongoing operations(2) in the first quarter of 2005 was $54.1 million, compared with $58.5 million in the first quarter of 2004.

“The challenging raw material environment we saw in 2004, and especially in the fourth quarter, continued and escalated in the first quarter of this year,” said Craig Rogerson, President and Chief Executive Officer.  “Higher raw materials and freight costs had a $27 million negative impact on our operating profit compared with the prior year’s first quarter and a $12 million impact versus the fourth quarter 2004.  However, pricing actions, initiated last year and accelerated during the first quarter, yielded $19 million across all the businesses and helped mitigate some of these negative operating profit impacts.

“The price increases implemented and underway, combined with ongoing productivity initiatives, should improve our margins over the coming quarters,” added Mr. Rogerson.  “FiberVisions, Pinova and our corporate groups are already showing the results from these initiatives.  Pulp and Paper and Aqualon productivity initiatives should begin to impact results during the second quarter.”

Interest and debt expense was $22.2 million in the first quarter of 2005, down $8.2 million compared with the first quarter of 2004, reflecting lower outstanding debt balances and improved debt mix.  Total debt was $1.208 billion at the end of the first quarter 2005, a decrease of $31.8 million from year-end 2004.

Capital spending was $10.5 million in the first quarter.  Cash outflows for severance were $2.0 million.  Also, the Company voluntarily contributed $40.0 million to its U.S. defined benefit pension plan in the quarter.

Segment Results — Reported Basis

In the Performance Products segment, which consists of Pulp and Paper and Aqualon, net sales grew 5% while profit from operations decreased 3% compared with the same quarter in 2004.

In the Pulp and Paper Division, net sales in the first quarter grew 6% and profit from operations decreased 24% compared with the first quarter of 2004.  Growth in sales compared with the first quarter of 2004 was driven by a 4% positive impact from rate of exchange and a 2% increase in volume and a 1% increase in prices, partially offset by a 1% unfavorable product mix.  Profit from operations reflected significantly higher raw materials, freight and energy costs and higher severance charges, partially offset by lower asset impairments and bad debt accruals compared to the prior year’s first quarter.  Severance charges taken in the first quarter of 2005 were $5.9 million compared to $0.8 million in the same period of 2004.  The first quarter of 2004 also reflected a $3.1 million charge for an impairment of a production facility and a $2.6 million charge for a bad debt write-off.

Aqualon’s net sales and profit from operations in the first quarter increased 3% and 7% respectively compared with the first quarter of 2004.  Growth in sales compared with the first quarter of 2004 was driven by favorable impacts of 1% from volume, 2% from rate of exchange, and 1% from increased prices partially offset by 1% negative impact from product mix.  Profit from operations was negatively impacted by higher raw materials, freight and energy costs.  The first quarter of 2004, however, reflected a $3 million charge for an impairment of a production facility.

In the Engineered Materials and Additives segment, which consists of FiberVisions and Pinova, net sales in the first quarter increased 13% compared with the first quarter of 2004.  Results from operations decreased $2.8 million compared with the first quarter of 2004.

First quarter 2005 net sales in FiberVisions increased 15% compared with the same period in 2004.  Profit from operations declined by $2 million compared with the first quarter of 2004.  The net sales increase was driven by 19% higher prices and 3% favorable rates of exchange partially offset by 4% lower volumes and a 3% unfavorable market/product mix.  Sales prices have increased, not only related to the contractual pricing mechanisms, but throughout all market segments.  Lower volumes reflect further declines in diaper coverstock not fully offset by the growing disposable wipes market.   In addition to the effect of lower volumes, profit from operations was negatively impacted by the continued increase in polypropylene costs during the first quarter.  Severance charges of $0.6 million were recorded in the quarter, an increase of $0.2 million from the same period last year, reflecting further production line rationalizations.

Pinova’s net sales in the first quarter increased 7% compared to the first quarter 2004.  Results of operations declined $0.8 million compared to the first quarter of 2004.  The net sales increase was driven by a 5% increase in prices and a 3% favorable product mix, partially offset by 1% lower volumes.  Results from operations were negatively impacted by higher raw material and energy costs partially offset by increased sales prices.  Severance costs of $1.5 million also negatively impacted operations in the first quarter of 2005.

Outlook

“We remain focused on our strategy of bringing value to our customers, increasing our competitive advantage, improving productivity and strengthening our balance sheet to deliver exceptional value to our investors,” said Craig Rogerson.  “We expect improved volumes, lower general and administrative costs and improved margins going forward in 2005.  We remain committed to our targets of double-digit ongoing earnings per share growth and significantly higher cash flows in 2005 compared to 2004.”

Mr. Rogerson added, “During the second quarter we expect to have further restructuring charges, primarily severance-related, in approximately the same magnitude as the first quarter charge, to support our continuous improvement and productivity efforts.  A significant portion of the restructuring charge will impact our Pulp and Paper business, which is streamlining management and de-layering its organization to become more effective and efficient in responding to changing customer needs.  The annual operating profit benefit from the above first and second quarter initiatives should range between $25 and $30 million.”

Capital expenditures are expected to be $70 million for 2005, approximately equal to depreciation.

The Company will maintain its practice of not providing quarterly earnings guidance.

First Quarter Conference Call and Webcast

The Company will discuss preliminary first quarter 2005 results at 8:30 a.m. EDST today.

Teleconference:	(973) 409-9256
Please call 10 to 15 minutes prior to the call.

Webcast:	Listen-only mode via Internet broadcast from www.herc.com under Shareholder Info.

# # #

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets.  For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management’s current analysis and expectations, based on what management believes to be reasonable assumptions.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, changes resulting from ongoing reviews of tax liabilities, ability to raise capital, ability to refinance, ability to execute productivity improvements and reduce costs, business climate, business performance, changes in tax laws or regulations and related liabilities, changes in the actual effective tax rate or ongoing effective tax rate, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, the financial capacity of settling insurers, the impact of increased accruals and reserves for such exposures, the outcome of litigation and appeals, and adverse changes in economic and political climates around the world, including terrorist activities, international hostilities and potential natural disasters.  Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements.  As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission.  This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:	John S. Riley	(302) 594-6025
Investor Contact:	Stuart L. Fornoff	(302) 594-7151

HERCULES INCORPORATED

CONSOLIDATED STATEMENT OF INCOME

(Dollars in millions, except per share data)	(Unaudited)
Table 1	THREE MONTHS ENDED MARCH 31
	2005	2004
Net sales	$505.1	$474.9
Cost of sales	341.5	305.1
Selling, general and administrative expenses	97.0	97.9
Research and development	10.4	10.5
Intangible asset amortization	2.0	1.9
Other operating expense, net	12.8	12.9
Profit from operations	41.4	46.6
Interest and debt expense	22.2	30.4
Other expense (income), net	21.1	(8.6)
Income (loss) before income taxes and equity income	(1.9)	24.8
Benefit for income taxes	(6.9)	(1.7)
Income before equity income	5.0	26.5
Equity in loss of affiliated companies	(0.1)	(0.2)
Net income	$4.9	$26.3
Basic earnings per share	$0.05	$0.25
Diluted earnings per share	$0.04	$0.24
Weighted average # of basic shares (millions)	108.4	107.0
Weighted average # of diluted shares (millions)	110.5	108.2
Income before income taxes and equity income	(1.9)	24.8
Interest and debt expense	22.2	30.4
EBIT	20.3	55.2
Depreciation and amortization, net of amortization of debt issuance costs	25.4	24.3
EBITDA(1)	45.7	79.5

	(Unaudited)
SEGMENT DATA (Dollars in millions)	THREE MONTHS ENDED MARCH 31
	2005	2004
Net Sales By Industry Segment
Performance Products	$404.1	$385.5
Engineered Materials and Additives	101.0	89.4
TOTAL	$505.1	$474.9
Profit From Operations By Industry Segment
Performance Products	$50.5	$52.0
Engineered Materials and Additives	(4.9)	(2.1)
Corporate	(4.2)	(3.3)
TOTAL	$41.4	$46.6

	(Unaudited)
Table 2 Reconciliation to Ongoing Operations	THREE MONTHS ENDED MARCH 31, 2005				THREE MONTHS ENDED MARCH 31, 2004
(Dollars in millions except per share)	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA
From Table 1	$4.9	$0.04	$41.4	$45.7	$26.3	$0.24	$46.6	$79.5
Gain on sale of minority interest in CP Kelco	—	—	—	—	(26.0)	(0.24)	—	(26.0)
Legal accruals and settlements(4)	9.6	0.09	—	14.8	4.0	0.04	—	6.2
Severance and restructuring costs	5.6	0.05	8.6	8.6	0.9	0.01	1.4	1.4
Asset Impairments	—	—	—	—	4.4	0.04	6.7	6.7
Loss on debt prepayment and write-off of debt issuance costs	3.3	0.03	—	5.0	4.8	0.04	—	7.5
Accelerated vesting of stock compensation	1.8	0.02	2.8	2.8	—	—	—	—
Other(2)	0.4	0.01	1.3	0.2	2.8	0.03	3.8	4.3
Subtotal adjustment items(3)	$20.7	$0.20	$12.7	$31.4	$(9.1)	$(0.08)	$11.9	$0.1
Tax adjustment to the ongoing effective tax rate	(5.1)	(0.05)	—	—	(1.5)	(0.01)	—	—
Ongoing Operations(1)	$20.5	$0.19	$54.1	$77.1	$15.7	$0.15	$58.5	$79.6

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

Table 3	MARCH 31 2005	DEC. 31 2004
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$55.6	$126.5
Accounts receivable, net	348.9	346.7
Inventories	200.6	189.4
Other current assets	152.2	109.7
Total current assets	757.3	772.3
Property, plant and equipment, net	668.3	695.4
Other assets	1,185.3	1,242.5
Total assets	$2,610.9	$2,710.2
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$186.0	$197.8
Other current liabilities	248.6	249.7
Current debt obligations	26.8	29.8
Total current liabilities	461.4	477.3
Long-term debt	1,181.5	1,210.3
Other liabilities	881.5	925.7
Total liabilities	2,524.4	2,613.3
Total stockholders’ equity	86.5	96.9
Total liabilities and stockholders’ equity	$2,610.9	$2,710.2

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Dollars in millions)                                           (Unaudited)`

Table 4	THREE MONTHS ENDED MARCH 31
	2005	2004
Cash Flows from Operating Activities:
Net income	$4.9	$26.3
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	26.0	25.5
Deferred income tax provision and income taxes payable	(28.1)	(20.7)
Other noncash charges and credits	4.9	(16.1)
Working capital excluding federal tax receivables, net	(28.8)	2.2
Asbestos-related assets and liabilities, net	13.2	(12.2)
Pension and postretirement benefits	(36.3)	(34.7)
Non-current assets and liabilities excluding change in federal tax deposits	13.9	(7.3)
Net cash used in operating activities	(30.3)	(37.0)
Cash Flows from Investing Activities:
Capital expenditures	(10.5)	(10.0)
Proceeds of investment and fixed asset disposals	0.2	27.3
Net cash used in investing activities	(10.3)	17.3
Cash Flows from Financing Activities:
Net change in debt	(31.0)	(38.7)
Treasury stock issued / Other	1.5	0.6
Net cash used in financing activities	(29.5)	(38.1)
Effect of exchange rate changes on cash	(0.8)	(0.2)
Net (decrease) increase in cash and cash equivalents	(70.9)	(58.0)
Cash and cash equivalents at beginning of period	126.5	126.3
Cash and cash equivalents at end of period	$55.6	$68.3

NOTES:

(1)       Ongoing operations and EBITDA are non-GAAP financial measures.  The ongoing operations include Pulp and Paper, Aqualon, FiberVisions and Pinova.  Results from ongoing operations exclude impairment charges for certain facilities within these businesses, which will have no further operating impact, charges related to divested businesses, litigation against and settlements with the Company’s insurance carriers, executive retirement benefits, and legal accruals and settlements.  It also excludes the impact of special items — most notably the prepayment and refinancing of long-term debt.

        EBITDA is calculated as net income before income taxes plus interest and debt expense, depreciation and amortization, net of amortization of debt issuance costs.

        EBIT and EBITDA are measures commonly used by the capital markets to value enterprises.  Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates.  Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Hercules and other companies.  In addition, EBITDA is considered a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance.  Management believes that EBIT and EBITDA information is useful to investors for these reasons.  This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

(2)       Other includes gains and losses related to formerly divested businesses, special executive retirement benefit costs, tax restatement costs, and other costs.

(3)     Adjustment items have been tax effected at the U.S. federal statutory tax rate of 35% for 2005 and 2004, except the 2004 gain on the sale of CP Kelco, which had nominal net taxes.

(4)       These accruals relate to non-asbestos litigation matters that have been previously reported in the Company’s filings with the SEC.